SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549

                                   FORM 8-K

                                CURRENT REPORT

                    PURSUANT TO SECTION 13 OR 15(D) OF THE

                        SECURITIES EXCHANGE ACT OF 1934

      Date of Report (Date of Earliest Event Reported): December 23, 2002

                                ______________

                           PLAYBOY ENTERPRISES, INC.

                                ______________

              (Exact Name of Registrant as Specified in Charter)

         DELAWARE                  1-6813                     36-4249478
 ---------------------      --------------------    ------------------------
   (State or Other              (Commission             (IRS Employer
    Jurisdiction of             File Number)           Identification No.)
    Incorporation)

              680 NORTH LAKE SHORE DRIVE, CHICAGO, ILLINOIS 60611

                  __________________________________________
              (Address of Principal Executive Offices) (Zip Code)

      Registrant's telephone number, including area code: (312) 751-8000
                                ______________


                                NOT APPLICABLE

             _____________________________________________________
         (Former Name or Former Address, if Changed Since Last Report)

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

On December 24, 2002, Playboy Enterprises, Inc. ("Playboy") completed the restructuring of its joint ventures with Claxson Interactive Group Inc. ("Claxson") and its affiliates for the ownership and operation of Playboy TV networks outside of the United States and Canada. Prior to the completion of the transaction, which is effective as of April 1, 2002, Playboy TV International, LLC ("PTVI") and Playboy TV - Latin America, LLC ("PTVLA") had exclusive rights to create and launch new television networks under the Playboy and Spice brands outside of the United States and Canada, and under certain circumstances to license programming to third parties. PTVI and PTVLA also owned and operated all existing international Playboy TV and Spice networks. Prior to the transaction, Playboy owned a 19.9% equity interest in PTVI and a 19% interest in PTVLA.

Under the terms of the transaction, Playboy increased to 100% its equity in PTVI, which will continue to operate Playboy's international networks that are outside of Latin America and Iberia. In addition, Playboy kept its existing 19% ownership in PTVLA, which will operate the venture's international networks that are in Latin America and Iberia, under a new operating agreement. Prior to the transaction, in return for the exclusive international rights for use of the Playboy tradename, film and video library, and the acquisition of the international rights to the Spice film library, the U.K. and Japan Playboy TV networks and certain international distribution contracts and trademark rights, PTVI was obligated to make total payments of $100.0 million to Playboy over six years, of which $42.5 million has been received and $57.5 million remained outstanding. In addition, through September 30, 2002, Playboy had also received from PTVI $34.2 million in quarterly payments as part of the original PTVI long-term output agreement for the international television rights to programming. In return for Playboy's increased ownership in PTVI and the other terms of the transaction, Playboy will no longer receive the library or output agreement payments that Playboy was scheduled to receive under the original agreement, and Claxson is released from its remaining obligations to fund PTVI's operations.

The transaction also provides for the following:

o Playboy will continue to provide programming to PTVLA under a 10-year agreement and, in return, will receive 17.5% of that venture's net revenues with a guaranteed annual minimum. Claxson will have management control of PTVLA and, for reporting purposes, those networks will be consolidated into Claxson's financials.

o        Playboy obtained 100% ownership of Playboy TV en Espanol, the U.S.
         Hispanic network, and will pay PTVLA a 20% royalty on related net revenues for the feed, which comes from PTVLA networks.

o Playboy restructured its Latin American internet joint venture with Claxson in favor of revenue share and promotional agreements for Playboy's and Claxson's respective internet businesses in Latin America.

o Playboy acquired Claxson's approximately 3% equity stake in Playboy.com.

Claxson transferred its equity interests in PTVI and Playboy.com to Playboy pursuant to a Transfer Agreement, dated as of December 23, 2002, by and among Playboy Enterprises, Inc., Playboy Entertainment Group, Inc., Playboy Enterprises International, Inc., Claxson Interactive Group Inc., Carlyle Investments LLC (in its own right and as a successor in interest to Victoria Springs Investments Ltd.), Carlton Investments LLC (in its own right and as a successor in interest to Victoria Springs Investments Ltd.), Lifford International Co. Ltd. (BVI) and Playboy TV International, LLC. The Transfer Agreement is attached hereto as Exhibit 2.1.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

         (a)      Financial Statements

                  In accordance with Item 7(a)(4), such financial statements shall be filed no later than 60 days after January 7, 2003.

         (b)      Pro Forma Financial Information

                  In accordance with Item 7(b)(2), such financial statements shall be filed no later than 60 days after January 7, 2003.

         (c)      Exhibits

         2.1 Transfer Agreement, dated as of December 23, 2002, by and among Playboy Enterprises, Inc., Playboy Entertainment Group, Inc., Playboy Enterprises International, Inc., Claxson Interactive Group Inc., Carlyle Investments LLC (in its own right and as a successor in interest to Victoria Springs Investments Ltd.), Carlton Investments LLC (in its own right and as a successor in interest to Victoria Springs Investments Ltd.), Lifford International Co. Ltd. (BVI) and Playboy TV International, LLC. Playboy Enterprises, Inc. agrees to furnish supplementally any omitted schedule to the Securities and Exchange Commission upon request.


                                  SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:   January 7, 2003                       PLAYBOY ENTERPRISES, INC.


                                              By:   /s/ Linda G. Havard
                                                  ----------------------
                                                  Linda G. Havard
                                                  Executive Vice President,
                                                  Finance and Operations, and
                                                  Chief Financial Officer

                                 EXHIBIT INDEX

         2.1 Transfer Agreement, dated as of December 23, 2002, by and among Playboy Enterprises, Inc., Playboy Entertainment Group, Inc., Playboy Enterprises International, Inc., Claxson Interactive Group Inc., Carlyle Investments LLC (in its own right and as a successor in interest to Victoria Springs Investments Ltd.), Carlton Investments LLC (in its own right and as a successor in interest to Victoria Springs Investments Ltd.), Lifford International Co. Ltd. (BVI) and Playboy TV International, LLC. Playboy Enterprises, Inc. agrees to furnish supplementally any omitted schedule to the Securities and Exchange Commission upon request.